Exhibit (P)(4)

PIMCO

PIMCO Investments Code of Ethics

January 5, 2011

PIMCO INVESTMENTS LLC CODE OF ETHICS:

SUMMARY OF CONDUCT AND PERSONAL TRADING RULES*

PIMCO Investments LLC’s Code of Ethics contains the rules that govern your conduct and personal trading. These rules are summarized below. Please see the Code for more details.

You must not:

•	Employ any device, scheme or artifice to defraud a Fund;

•

Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

•	Engage in any manipulative practice with respect to a Fund

in connection with your purchase of a security (other than an Exempt Security) held or to be acquired by a Fund.

You have the following fundamental responsibilities:

•	You have a duty to place the interests of Clients first

•	You must avoid any actual or potential conflict of interest

•	You must not take inappropriate advantage of your position at PIMCO Investments

•	You must comply with all applicable Securities Laws

Your personal investments in the following may be restricted:

•	Initial public offerings (with certain exceptions for fixed income and other securities)

•	Private Placements and investments in hedge funds

•	Investments in Allianz SE

•	Purchases or sales in closed-end funds advised or subadvised by PIMCO

The Code has other requirements in addition to those summarized above. Please review the Code. Remember that you can be sanctioned for failing to comply with the Code. If you have any questions, please ask the Compliance Officer.

PIMCO INVESTMENTS LLC

CODE OF ETHICS

Effective: January [—], 2011

INTRODUCTION

This Code of Ethics (this “Code”) sets out standards of conduct to help PIMCO Investments LLC, a limited purpose broker dealer (“PIMCO Investments”), and its employees (each an “Employee” and collectively the “Employees”)1 avoid any potential conflicts that may arise from their actions and their personal investments. Employees must read and understand this Code.2 Your local Compliance Officer is the person responsible for administering this Code and can assist you with any questions.

I.	YOUR FUNDAMENTAL RESPONSIBILITIES

PIMCO Investments insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards PIMCO Investments follows in conducting its business. The following general fiduciary principles must govern the activities of all Employees:

•	You have a duty to place the interests of Clients first

•	You must avoid any actual or potential conflict of interest

•	You must not take inappropriate advantage of your position at PIMCO Investments

•	You must comply with all applicable Securities Laws

In addition, no Employee shall:

•	Employ any device, scheme or artifice to defraud a registered investment company advised or sub-advised by PIMCO (a “Fund”)[3];

•

Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

•	Engage in any manipulative practice with respect to a Fund

in connection with your purchase of a security (other than an Exempt Security) held or to be acquired by a Fund.

[1]

This Code applies only to Employees who are not “Access Persons” (as such term is defined in Rule 17j-1 under the Investment Company Act of 1940). All Employees and officers and directors of PIMCO Investments who are “Access Persons” are subject to the PIMCO Code of Ethics (which, among other things, serves as the Rule 17j-1 Code of Ethics of PIMCO, PIMCO Investments and certain other affiliates of PIMCO). The Compliance Officer has determined that currently no Employee is an “Access Person.” Employees will be informed by the Compliance Officer if they are determined to be “Access Persons.”

[2]	Capitalized terms used in this Code are defined in the Glossary contained in Appendix I.
[3]	PIMCO Investments only acts as a distributor for funds advised or subadvised by PIMCO. At any point that PIMCO Investments acts as a principal underwriter for other funds, this Code will be revised.

If you violate this Code or its associated policies and procedures, PIMCO Investments may impose disciplinary action against you, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

II.	PERSONAL INVESTMENTS

A.

In General. In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code (including the fiduciary duties and unlawful acts enumerated in Section I herein). You may not take inappropriate advantage of your position at PIMCO Investments in connection with your personal investments. This Code covers the personal investments of all Employees and their Immediate Family Members (e.g., persons sharing the same household as the Employee).[4] Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

B.	Preclearance and Approval of Personal Investments. You must preclear and receive prior approval for the following personal investments by notifying the Legal and Compliance department:

1.	Initial Public Offerings, Private Placements and Investments in Hedge Funds. As a general matter, you should expect that most preclearance requests involving initial public offerings (except for fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings) will be denied. If your proposed transaction is an initial public offering, a private placement or an investment in a hedge fund, the Compliance Officer will determine whether the investment opportunity should be reserved for Clients and whether the investment opportunity has been offered to you by virtue of your position with PIMCO Investments, and generally will be denied.

2.	Allianz SE Investments. You may not trade in shares of Allianz SE during any designated blackout period. In general, the trading windows end six weeks prior to the release of Allianz SE annual financial statements and two weeks prior to the release of Allianz SE quarterly results. This restriction applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE. The Compliance Officer will check with Allianz SE to determine whether a blackout period is in effect.

3.	Purchases and Sales of any Closed End Fund Advised or Sub-Advised by PIMCO. You may not trade any closed end fund advised or sub-advised by PIMCO with respect to which PIMCO Investments acts as a distributor without prior approval from the Legal and Compliance department. You may not trade in any closed end fund advised or sub-advised by PIMCO during a designated blackout period. A list of such blackout periods is available at:

http://us-pimcopal/sites/pimco/Servicing/Compliance/AllianzAGBlackoutPeriods.aspx

The Compliance Officer will check to determine whether a blackout period is in effect.

C.	Your Actions are Subject to Review by a Compliance Officer. The Compliance Officer may undertake such investigation as he or she considers necessary to

[4]	See Appendix I for the definition of “Immediate Family Member.”

determine if your proposed trade complies with this Code, including post-trade monitoring. The Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny.

D.	Consequences for Violations of this Code:

1.	If determined appropriate by the Chief Legal Officer and/or Compliance Officer you may be subject to remedial actions (a) if you violate this Code, or (b) to protect the integrity and reputation of PIMCO and/or PIMCO Investments even in the absence of a proven violation. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or to absorb any loss from the transaction.

2.	The Chief Legal Officer and/or Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the General Counsel and/or Compliance Officer may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

III.	YOUR ONGOING OBLIGATIONS UNDER THIS CODE

This Code imposes certain ongoing obligations on you. If you have any questions regarding these obligations please contact the Compliance Officer.

A.	Insider Trading. The fiduciary principles of this Code and Securities Laws prohibit you from trading based on material, non-public information received from any source or communicating this information to others. If you believe you may have access to material, non-public information or are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO Insider Trading Policy and Procedures which can be found at (see link below). Any violation of PIMCO’s Insider Trading Policy may result in penalties that could include termination of employment with PIMCO Investments.

http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

B.	Compliance with Securities Laws. You must comply with all applicable Securities Laws.

C.	Duty to Report Violations of this Code. You are required to promptly report any violation of this Code of which you become aware, whether your own or another Employee’s. Reports of violations other than your own may be made anonymously and confidentially to the Compliance Officer.

IV.	YOUR REPORTING REQUIREMENTS

A.	On-Line Certification of Receipt and Annual Compliance Certification. You will be required to certify your receipt of this Code. On an annual basis you must certify that (i) any personal investments effected during the year were done in compliance with this Code and (ii) in all other respects, you have complied with this Code.

B.	Reports of Securities Holdings. You and your Immediate Family Members must report in writing to the Compliance Department all Personal Brokerage Accounts and all transactions in such Personal Brokerage Accounts unless the transaction is an Exempt Transaction. You must also report in writing your employment or association with PIMCO Investments to your broker. You and your Immediate Family Members must agree to allow your broker-dealer to provide the Compliance Officer with electronic reports of your Personal Brokerage Accounts and transactions and to allow the Compliance Department to access all Personal Brokerage Account information.

1.	Approved Brokers. You and your Immediate Family Members must maintain their Personal Brokerage Accounts with an Approved Broker. The list of Approved Brokers is found at:

http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

If you or an Immediate Family Member maintain a Personal Brokerage Account at a broker-dealer other than at an Approved Broker, you or your Immediate Family Member, as applicable, must close those accounts or transfer them to an Approved Broker within a specified period of time as determined by the Compliance Officer. Upon opening a Personal Brokerage Account at an Approved Broker, you (or you on behalf of your Immediate Family Member), as applicable, are required to disclose in writing the Personal Brokerage Account to the Compliance Officer and your employment or association with PIMCO Investments to the broker. By maintaining your Personal Brokerage Account with one or more of the Approved Brokers, you and your Immediate Family Member’s quarterly and annual trade summaries will be sent directly to the Compliance Department for review.

2.	Initial Holdings Reports. Within ten days of becoming an Employee, you must submit to the Compliance Officer an Initial Report of Personal Brokerage Accounts and all holdings in securities except Exempt Securities. Please contact the Compliance Officer if you have not already completed this Initial Report of Personal Brokerage Accounts.

3.	Changes in Your Immediate Family Members. You must promptly notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Brokerage Accounts for which you have reporting or other responsibilities.

V.	COMPLIANCE DEPARTMENT RESPONSIBILITIES

A.	Authority to Grant Waivers of the Requirements of this Code. The Compliance Officer, in consultation with the Chief Legal Officer, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and would not violate any applicable laws and regulations. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.

Maintenance of Records. The Compliance Officer will keep all records at one of the primary offices of PIMCO Investments or PIMCO for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Brokerage Account statements and reports of Employees and their Immediate Family Members, a list of all Employees and persons responsible for reviewing Employees’ and their Immediate Family Members’ reports, copies of all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

VI.	ACTIVITIES OUTSIDE OF PIMCO

A.	Approval of Activities Outside of PIMCO

1.	You may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization or receive compensation or have a reasonable expectation of compensation from any person or entity other than PIMCO Investments, PIMCO or a fund for which PIMCO is an adviser (whether or not that business organization is publicly traded) or materially change any such activities unless you have received the prior written approval from the Chief Legal Officer or Chief Compliance Officer.

2.	Without prior written approval, you may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization (other than a trust or foundation established by you or an Immediate Family Member) or enter into any agreement to be employed or to accept compensation in any form (e.g., in the form of commissions, salary, fees, bonuses, shares or contingent compensation) or have a reasonable expectation of compensation from any person or entity other than PIMCO Investments or PIMCO.

3.	The Chief Legal Officer or Chief Compliance Officer may approve such an outside activity if he or she determines that your service or activities outside of PIMCO Investments would not be inconsistent with the interests of PIMCO, PIMCO Investments and each of their Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those officers and employees who make investment decisions with respect to the securities of that entity, through an “Ethical Wall” or other procedures.

APPENDIX I

Glossary

The following definitions apply to the capitalized terms used in this Code:

Approved Broker – means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO Investments location is found at the link listed below or can be obtained from the Compliance Officer.

http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Client – means any person or entity to which PIMCO provides investment advisory services and/or any person or entity to which PIMCO Investments provides broker-dealer services.

Fund – means any registered investment company that is advised or sub-advised by PIMCO.

Exempt Security – means direct obligations of the U.S. Government or any other national government and futures and options with respect to such obligations; bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements; shares of open-end mutual funds (including money market funds and transactions through an Automatic Investment Plan) for which PIMCO does not act as advisor or sub-advisor; or shares of unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by PIMCO.

Exempt Transaction – means purchases or sales of any Exempt Security or purchases which are made by reinvesting cash dividends pursuant to an Automatic Investment Plan.

Immediate Family Member of an Employee – means: (1) any of the following persons sharing the same household with the Employee: a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, civil union or domestic partner; (2) any person sharing the same household with the Employee that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and the financial support of such person.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Personal Brokerage Account – means (1) any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect beneficial interest, including Personal Brokerage Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Brokerage Accounts” also includes among others:

(i)	Trusts for which the Employee acts as trustee, executor or custodian;

(ii)	Accounts of or for the benefit of a person who receives financial support from the Employee; and

(iii)	Accounts of or for the benefit of an Immediate Family Member.

PIMCO – means “Pacific Investment Management Company LLC.”

PIMCO Investments – means “PIMCO Investments LLC.”

Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

Securities Laws – means the securities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO or PIMCO Investments, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury.

APPENDIX II

(as adopted as of December [—], 2010)

PIMCO COMPLIANCE OFFICERS

Josh Ratner

Chief Legal Officer

Steven Ludwig

Chief Compliance Officer

Donna Barnes

Senior Compliance Officer

Jaynthi Gandhi

Senior Compliance Officer